EXHIBIT 99.1

Contact	Contact
Robert L. Messier, Jr.	Mark J. Blum
President and CEO	Executive Vice President and CFO
860-582-8868	860-585-2118

VALLEY BANK ANNOUNCES 45% JUMP IN EARNINGS

Bristol, Connecticut - August 3, 2005 - Robert L. Messier, Jr., President and Chief Executive Officer, announced that second quarter earnings for Valley Bank grew by $66,000, or 45%. Net income for the quarter ended June 30, 2005 was $212,000, or $0.19 diluted income per share, compared to $146,000, or $0.13 diluted income per share, for the second quarter of 2004. For the first half of 2005, the Bank has earned $383,000, or $0.34 diluted income per share, versus $243,000, or $0.22 diluted income per share, for the first six months of 2004.

Assets grew to $136.6 million at June 30, 2005 compared to $116.9 million at June 30, 2004, a 17% increase. As of June 30, 2005, loans totaled $86.7 million and deposits totaled $114.0 million.

Valley Bank recently announced that effective July 1, 2005, the process of reorganizing Valley Bank into a bank holding company structure was finalized, resulting in the formation of a new bank holding company called First Valley Bancorp, Inc. and Valley Bank becoming the wholly-owned subsidiary of First Valley Bancorp, Inc. As a result of reorganization, shares of Valley Bank common stock were automatically converted into shares of First Valley Bancorp, Inc. common stock.

VALLEY BANK

Messier stated, “Our new holding company, First Valley Bancorp, Inc., completed a trust preferred offering on July 28, 2005 which added approximately $4.0 million in new capital and increased the Bank’s lending capacity to any one borrower to almost $2.0 million. Through loan participations with other community banks, we have the ability to lend much more.”

Messier continued, “Mark A. Gibson, President of Quality Coils, Inc. and DynaLock Corporation, has been elected a Director of First Valley Bancorp, Inc. as of July 25, 2005.”

“As of August 22, 2005, Valley Bank will also begin offering on-line banking, Valley On-line (“VOL”), including bill paying to its customers”, said Messier.

Valley Bank is a commercial bank with full service banking offices in Bristol and Terryville and a loan production office in Southington. For more information about Valley Bank visit the Bank’s website at www.valleybankct.com or call 860-582-8868.

First Valley Bancorp, Inc. stock is quoted on the Over the Counter Bulletin Board under the symbol “FVLY”.

Statements in this news release concerning future results, performance, expectations or intentions are forward-looking statements. Actual results, performance or developments may differ materially from forward-looking statements as a result of known or unknown risks, uncertainties, and other factors, including those identified from time to time in the Company’s other filings with the Securities and Exchange Commission, press releases and other communications.

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VALLEY BANK
JUNE 30, 2005

STATEMENTS OF FINANCIAL CONDITION
(in thousands except share data)
	June 30,	December 31,
	2005	2004
	(Unaudited)
ASSETS
Cash and due from depository institutions	$3,742	$5,764
Federal funds sold and money market accounts	6,675	4,269
Investment securities	37,030	39,548
Loans receivable, net	85,064	77,729
Premises and equipment, net	1,504	1,524
FHLB Stock	727	727
Accrued income receivable	563	560
Deferred income taxes	647	632
Other assets	665	187
TOTAL ASSETS	$136,617	$130,940

LIABILITIES AND CAPITAL ACCOUNTS
Deposits:
Non-interest bearing	$15,642	$12,300
Interest bearing	98,350	95,446
Total deposits	113,992	107,746
Borrowed funds	11,575	12,679
Mortgagors' escrow accounts	153	150
Other liabilities	1,337	1,206
Total Liabilities	127,057	121,781

Capital Accounts:
Common stock, no par value; authorized 2,000,000 shares;
issued and outstanding 1,076,082 and 1,072,902 at
June 30, 2005 and December 31, 2004, respectively	890	887
Additional paid-in capital	8,164	8,126
Retained earnings	688	305
Accumulated other comprehensive loss	(182)	(159)
Total Capital Accounts	9,560	9,159
TOTAL LIABILITIES AND CAPITAL ACCOUNTS	$136,617	$130,940

VALLEY BANK
JUNE 30, 2005

STATEMENTS OF INCOME (UNAUDITED)
(in thousands except share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Interest income:	2005	2004	2005	2004
Interest on loans	$1,412	$1,116	$2,718	$2,117
Interest and dividends on investments
and deposits	381	286	760	610
Total interest income	1,793	1,402	3,478	2,727

Interest expense:
Deposits and escrow	506	338	973	634
Borrowed money	77	62	152	130
Total interest expense	583	400	1,125	764
Net interest income	1,210	1,002	2,353	1,963

Provision for loan losses	85	65	161	162

Net interest income after provision for loan losses	1,125	937	2,192	1,801

Noninterest income:
Service charges and other fees	102	77	191	138
Realized gains on investments	-	-	-	6
Total noninterest income	102	77	191	144

Noninterest expenses:
Salaries	404	364	809	717
Employee benefits and taxes	77	72	169	150
Occupancy and equipment	156	180	329	359
Professional fees	38	35	74	76
Marketing	32	25	52	46
Office supplies	20	18	37	35
Outside service fees	59	28	107	65
Other	88	55	172	103
Total noninterest expenses	874	777	1,749	1,551
Income before income tax expense	353	237	634	394
Income tax expense	141	91	251	151
NET INCOME	$212	$146	$383	$243

Basic income per share	$0.20	$0.14	$0.36	$0.23
Diluted income per share	$0.19	$0.13	$0.34	$0.22

Weighted-average shares outstanding - basic	1,076,082	1,070,744	1,076,029	1,070,473
Weighted-average shares outstanding - diluted	1,116,108	1,086,099	1,116,055	1,085,828